Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Barbara Doyle Investor Relations +1 651 236 5023 barbara.doyle@hbfuller.com

NEWS	February 23, 2022

H.B. Fuller Names Celeste Mastin as Executive Vice President and Chief Operating Officer

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that Celeste Mastin will join the company as executive vice president and chief operating officer on March 7, 2022. Mastin will assume the executive leadership role most recently held by Ted Clark, who is moving into a strategic advisory role. This transition allows a smooth succession of the COO role and continuity of H.B. Fuller’s strategic plan, which has generated significant top- and bottom-line growth for the company.

Mastin joins H.B. Fuller with more than 30 years’ experience in manufacturing and distribution with a successful track record of guiding companies’ growth through innovation, service improvement, global expansion, and acquisition. Most recently, she served as CEO of PetroChoice Lubrication Solutions, the largest distributor of petroleum lubrication solutions in the United States. Prior to that, she held CEO roles at Distribution International, Inc. and MMI Products, Inc. (a division of Oldcastle), and she served in executive leadership roles at Ferro Corporation and Bostik Adhesives, now owned by Arkema. Mastin began her career at Shell Chemical Co. She currently serves on the board of directors of Granite Construction, Inc. (NYSE: GVA).

Mastin earned her MBA from the University of Houston and her BS in Chemical Engineering from Washington State University.

“We are delighted to welcome Celeste to H.B. Fuller. She is an exceptional commercial leader with a proven track record of success in highly complex, international businesses,” said H.B. Fuller President and CEO Jim Owens. “Celeste brings a wealth of global, executive leadership and an understanding of the adhesives industry that will provide accelerated growth and performance for H.B. Fuller. I am confident Celeste will successfully build upon Ted Clark’s success and, together with our Executive Committee, drive our company’s continued growth and profitability.”

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Exhibit 99.1

About H.B. Fuller Company:

Since 1887, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants, and other specialty chemical products to improve products and lives. With fiscal 2021 net revenue of $3.3 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, health and beauty, transportation and infrastructure, aerospace, new energy, packaging, construction, woodworking, general industries, and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. hbfuller.com.